Exhibit 12



                              TAUBMAN CENTERS, INC.

 Computation of Ratios of Earnings to Combined Fixed Charges and Preferred Stock
  Dividends
                          (in thousands, except ratios)

                                                Three Months Ended March 31
                                                ---------------------------
                                                   1999         1998
                                                   ----         ----

Net Earnings from Continuing Operations         $  14,193      $ 21,087

   Add back:
     Fixed charges                                 24,811        37,391
     Amortization of previously capitalized
       interest (1)                                   504           619

   Equity in net income in excess of distributions
     of less than 50% owned Unconsolidated Joint
     Ventures                                        (341)         (594)

   Deduct:
     Capitalized interest (1)                      (4,405)       (3,532)
                                                  -------        ------
       Earnings Available for Fixed Charges
         and Preferred Dividends                 $ 34,762     $  54,971
                                                 ========     =========

Fixed Charges
   Interest expense                              $ 10,865     $  22,637
   Capitalized interest                             4,247         3,308
   Interest portion of rent expense                 1,050         1,769
   Proportionate share of Unconsolidated Joint
     Ventures' fixed charges                        8,649         9,677
                                                ---------     ---------
          Total Fixed Charges                    $ 24,811     $  37,391
                                                ---------     ---------

Series A  Preferred Stock Dividends                 4,150         4,150
                                                ---------     ---------
   Total Fixed Charges and Preferred
     Stock Dividends                            $  28,961     $  41,541
                                                =========     =========

Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends                           1.2          1.3
----------------


(1) Amounts   include  TRG's  pro  rata  share  of   capitalized   interest  and
    amortization of previously capitalized interest.